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Ronald A. Miller	Kei Advisors LLC
Executive Vice President and Chief	Deborah K. Pawlowski
Financial Officer	Phone: 716.843.3908
Phone: 585.786.1102	Email:dpawlowski@keiadvisors.com
Email: invest@fiiwarsaw.com

FOR IMMEDIATE RELEASE
Financial Institutions, Inc. Announces Fourth Quarter and Fiscal Year 2005 Results

•	Completes bank merger

•	Resolves regulatory issues

•	Reduces risk profile

WARSAW, N.Y., January 26, 2006 — Financial Institutions, Inc. (NASDAQ: FISI) (“FII”), the parent company of Five Star Bank, today announced its financial results for the fourth quarter and year ended December 31, 2005. Income from continuing operations for the fourth quarter was $2.8 million or $0.22 per diluted share compared with a loss of $0.6 million or $0.09 per diluted share for the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $2.9 million or $0.22 per diluted share compared with a loss of $0.8 million or $0.11 per diluted share in the fourth quarter of the prior year.

For the year ended December 31, 2005, income from continuing operations was $4.6 million or $0.28 per diluted share, down from $12.9 million or $1.02 per diluted share from last year. For the year ended December 31, 2005, net income was $2.2 million or $0.06 per diluted share compared with net income of $12.5 million or $0.98 per diluted share for the prior year. The primary reasons for the decline in net income in 2005 were the $7.9 million decline in net interest income, the $8.9 million increase in the provision for loan losses, and an increase in noninterest expense of $3.7 million. The Company also sold the Burke Group subsidiary in the third quarter of 2005 and incurred a loss from those discontinued operations of $2.5 million in 2005 compared to $0.5 million in 2004.

The decline in net interest income is attributed to an overall drop in average net interest margin of 25 basis points, a $72 million reduction in average earning assets coupled with a change in the mix of those earning assets from higher yielding loans into lower yielding investment securities. Legal, consulting and professional fees to handle the problem loan portfolio and regulatory issues increased $1.4 million in 2005 from 2004, plus $1.4 million in restructuring costs were incurred in 2005 to merge the Company’s subsidiary banks and these were the primary factors for the increase in noninterest expense.

Peter G. Humphrey, President and CEO, commented, “We accomplished what we set out to do this year. Our objectives were to resolve our regulatory issues, reduce the number of problem loans in our portfolio, restructure the organization and improve credit administration. By year-end, we achieved the objective of consolidating our former four banks into the state-chartered Five Star Bank. The ultimate objective of these goals is a reduction in the overall risk profile of our Company. The improvements in our credit processes and culture, combined with the addition of new executive team members, positions us to meaningfully improve the performance of the Company in the near term.”

Fourth Quarter Review
Revenue
Net interest income for 2005 declined $3.0 million compared to the same quarter last year, or 16%, to $16.0 million primarily the result of a 36 basis point drop in average net interest margin, a $122 million reduction in average earning assets coupled with a change in the mix of those earning assets from higher yielding loan assets into lower yielding investment assets. For the fourth quarter of 2005 average loans represented 52% of average total earning assets compared to 61% for the same quarter last year. The decline in net interest margin primarily results from the adverse change in the mix of earning assets, lower spread opportunities associated with a flatter yield curve, and a highly competitive marketplace for loan assets and deposits. The $8.8 million decline in the provision for loan losses in 2005 more than offsets the decline in net interest income, resulting in net interest income after the provision of $14.6 million, or a 66% increase over the prior year period. The fourth quarter 2004 provision for loan loss of $10.2 million resulted from increased levels of potential problem loans and nonperforming loans, with associated charge-offs.

Noninterest Income

Noninterest income for the fourth quarter of 2005 declined $180 thousand, or 4%, to $4.9 million, from $5.1 million in the fourth quarter of 2004. The primary reason was the $257 thousand decline in mortgage banking activities, as mortgage volume has slowed as a result of the rising interest rate environment.

Noninterest Expense

Noninterest expense for the fourth quarter of 2005 was $16.2 million, a 3% decrease from $16.6 million in the fourth quarter of 2004. Salaries and benefits declined $1.0 million to $7.9 million in the fourth quarter of 2005 compared to the same quarter last year. The decline was a result of staff reductions associated with the merger and a reversal in bonus and incentive accruals due to full-year 2005 financial results. Other noninterest expense increased $616 thousand to $8.3 million in the fourth quarter of 2005 compared to the same quarter last year. This increase in other noninterest expenses relates primarily to one-time restructuring costs incurred related to the reorganization of the Company.

Full Year and Year-end Review
Revenue
For all of 2005, net interest income declined $7.9 million primarily due to lower net interest margin, a reduction in average earning assets and an adverse change in the mix of earning assets from loans to investment securities. The provision for loan loss was $28.5 million compared with $19.7 million in 2004. The significant increase was a result of the Company’s decision to sell a substantial portion of its problem loans during 2005. For the year, noninterest income increased 33%, to $29.4 million, from the prior year’s noninterest income of $22.1 million. The increase was attributed to the net gain of $9.4 million on the sale of commercial related loans that more than offset the decline in mortgage banking activities, service charges on deposit accounts and other noninterest income categories.

Noninterest Expense

For the year, noninterest expense was up $3.7 million to $65.5 million compared with $61.8 million in 2004. Higher expenses were incurred throughout 2005 to implement the numerous organizational changes and restructuring charges of $1.4 million were incurred related to the reorganization. Legal, consulting and professional fees associated with resolving the Company’s asset quality and regulatory issues were $4.7 million in 2005 compared to $3.3 million in 2004.

Asset Quality and Mix
Nonperforming assets at December 31, 2005 were $19.7 million, a significant decrease from $55.2 million at the same time last year. This decline was primarily a result of the sale of problem loans in 2005. The sale of non-performing problem loans during the year significantly reduced the ratio of nonperforming loans and other real estate owned to 1.93% of total loans and other real estate owned compared with 4.40% at December 31, 2004. The allowance for loan losses to nonperforming loans at December 31, 2005 also measurably improved to 112% compared with 73% at the same time in the prior year.

Financial condition

Total assets at December 31, 2005 were $2.0 billion compared with $2.2 billion the previous year. Net loans, which were at $972 million, were down 20% from the end of the year 2004. The sale of commercial related problem loans and tighter credit administration policies enacted throughout the year are the principal factors in the reduced loan levels.

Total deposits of $1.7 billion, were down 6% from the previous year. A majority of the decline in deposits relates to certificates of deposit, including brokered certificates of deposit, as the Company actively managed to lower the level of these higher cost deposits from the higher liquidity levels resulting from the decline in loans. Shareholders’ equity at December 31, 2005 was $171.8 million, down 7% from $184.3 million at the end of last year.

Operating Efficiencies
Return (loss) on average common equity for the quarter (annualized) and the full year 2005 was 6.39% and .43% compared with (2.78)% and 6.55% for the same periods in 2004, respectively. Return (loss) on average assets for the fourth quarter (annualized) and the full year 2005 was 0.55% and 0.10% compared with (0.15)% and 0.57% for the same periods in 2004, respectively.

Outlook
Mr. Humphrey noted, “Our primary objective in 2006 is to fully integrate the four formerly separate banks into Five Star Bank. This must occur not just in financial, operating and control systems, but throughout the entire organization. We need to convey the unification clearly to our marketplace, project a solid, growing, service-oriented bank while capitalizing on the cost savings we expect to realize from the restructuring.”

He continued, “We anticipate a challenging year for growing our revenue through lending as we redeploy our earning asset base, we are also building the foundation we need to continue to expand our presence within our 10,000 square mile operating footprint. We believe that our earnings potential for this year will primarily be the result of the savings we gain from the consolidation and our efforts to improve operational efficiencies. For the long term, these efforts are a crucial factor for our future growth.”

Mr. Humphrey concluded, “We realize that we have much yet to be accomplished in order to achieve acceptable performance. Rebuilding a solid loan portfolio will take some time in our highly competitive and somewhat soft marketplace. However, we are confident that this can be accomplished within our refocused risk management discipline and reasonable time frames. We appreciate our investors’ confidence in our ability to get beyond these issues and continue our growth.”

ABOUT FINANCIAL INSTITUTIONS, INC.
With total assets of $2.0 billion, Financial Institutions, Inc. is the parent company of Five Star Bank which provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and 72 ATMs in Western and Central New York State. FII affiliates also provide diversified financial services to its customers and clients, including brokerage, trust, and insurance. More information on FII and its subsidiaries is available through the Company web site at www.fiiwarsaw.com.

Safe Harbor Statement
This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the effectiveness of its strategy and bank consolidation, its ability to reduce operating expenses, the attitudes and preferences of customers, the competitive environment and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

FINANCIAL TABLES FOLLOW.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	December 31,
	2005	2004	$ Change	% Change
Interest and dividend income	$26,154	$26,814	$(660)	(2)%
Interest expense	10,146	7,789	2,357	30%

Net interest income	16,008	19,025	(3,017)	(16)%
Provision for loan losses	1,422	10,217	(8,795)	(86)%

Net interest income after provision for loan losses	14,586	8,808	5,778	66%

Noninterest income:
Service charges on deposits	2.981	3,014	(33)	(1)%
Financial services group fees and commissions	628	575	53	9%
Mortgage banking activities	349	606	(257)	(42)%
Gain on sale and call of securities	-	160	(160)	(100)%
Net gain on sale of commercial related loans	157	-	157	-%
Other	822	762	60	8%

Total noninterest income	4,937	5,117	(180)	(4)%

Noninterest expense:
Salaries and employee benefits	7,882	8,921	(1,039)	(12)%
Other	8,288	7,672	616	8%

Total noninterest expense	16,170	16,593	(423)	(3)%
Income (loss) from continuing operations before income taxes	3,353	(2,668)	6,021	226%
Income taxes from continuing operations	512	(2,028)	2,540	125%

Income (loss) from continuing operations	2,841	(640)	3,481	544%

Discontinued operations:
Loss from operations of discontinued subsidiary	-	(285)	285	100%
Gain on disposal of discontinued subsidiary	41	-	41	-%
Income taxes	11	(94)	105	112%

Gain (loss) on discontinued operations, net of taxes	30	(191)	221	116%

Net income (loss)	$2,871	$(831)	$3,702	445%

Preferred stock dividends	$372	$373	$(1)	-%

Taxable-equivalent net interest income	$17,187	$20,141	$(2,954)	(15)%

Per common share data:

Basic:
Income (loss) from continuing operations	$0.22	$(0.09)	$0.31	344%
Net income (loss)	$0.22	$(0.11)	$0.33	300%

Diluted:
Income (loss) from continuing operations	$0.22	$(0.09)	$0.31	344%
Net income (loss)	$0.22	$(0.11)	$0.33	300%
Cash dividends declared	$0.08	$0.16	$(0.08)	(50)%

Common shares outstanding:
Weighted average shares – basic	11,334,091	11,214,777
Weighted average shares – diluted	11,360,046	11,214,777

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three months ended
	December 31,
	2005	2004
Performance ratios, annualized
Return (loss) on average assets	0.55%	(0.15)%
Return (loss) on average common equity	6.39%	(2.78)%
Common dividend payout ratio	36.36%	>100%
Net interest margin (tax-equivalent)	3.55%	3.91%
Efficiency ratio (1)	72.48%	64.95%
Asset quality data:
Past due over 90 days and accruing	$276	$2,018
Restructured loans	—	—
Nonaccrual loans	17,761	51,946

Total nonperforming loans	18,037	53,964
Other real estate owned (ORE)	1,099	1,196

Total nonperforming loans and ORE	19,136	55,160
Nonaccrual loans held for sale	577	—

Total nonperforming assets	$19,713	$55,160

Net loan charge-offs	$1,975	$2,199
Asset quality ratios:
Nonperforming loans to total loans (2)	1.82%	4.30%
Nonperforming loans and ORE to total loans and ORE (2)	1.93%	4.40%
Nonperforming assets to total assets	0.97%	2.56%
Allowance for loan losses to total loans (2)	2.04%	3.12%
Allowance for loan losses to nonperforming loans (2)	112%	73%
Net loan charge-offs to average loans (annualized)	0.79%	0.70%
Capital ratios:
Average common equity to average total assets	7.47%	7.85%
Leverage ratio	7.60%	7.13%
Tier 1 risk-based capital ratio	13.75%	11.27%
Risk-based capital ratio	15.01%	12.54%

(1)	Ratio excludes the operations of discontinued subsidiary.

(2)	Ratios exclude nonaccruing loans held for sale from nonperforming loans and exclude loans held for sale from total loans.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Income (Loss) and Other Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Years ended
	December 31,
	2005	2004	$ Change	% Change
Interest and dividend income	$103,887	$106,175	$(2,288)	(2)%
Interest expense	36,395	30,768	5,627	18%

Net interest income	67,492	75,407	(7,915)	(10)%
Provision for loan losses	28,532	19,676	8,856	45%

Net interest income after provision for loan losses	38,960	55,731	(16,771)	(30)%

Noninterest income:
Service charges on deposits	11,586	11,987	(401)	(3)%
Financial services group fees and commissions	2,687	2,518	169	7%
Mortgage banking activities	1,597	2,147	(550)	(26)%
Gain on sale and call of securities	14	248	(234)	(94)%
Gain on sale of credit card portfolio	-	1,177	(1,177)	(100)%
Net gain on sale of commercial related loans	9,369	-	9,369	-%
Other	4,131	4,072	59	1%

Total noninterest income	29,384	22,149	7,235	33%

Noninterest expense:
Salaries and employee benefits	34,763	34,468	295	1%
Other	30,729	27,299	3,430	13%

Total noninterest expense	65,492	61,767	3,725	6%
Income from continuing operations before income taxes	2,852	16,113	(13,261)	(82)%
Income taxes from continuing operations	(1,766)	3,170	(4,936)	(156)%

Income from continuing operations	4,618	12,943	(8,325)	(64)%

Discontinued operations:
Loss from operations of discontinued subsidiary	(340)	(599)	259	43%
Loss on disposal of discontinued subsidiary	(1,071)	-	(1,071)	-%
Income taxes	1,041	(149)	1,190	799%

Loss on discontinued operations, net of taxes	(2,452)	(450)	(2,002)	(445)%

Net income	$2,166	$12,493	$(10,327)	(83)%

Preferred stock dividends	$1,488	$1,495	$(7)	-%

Taxable-equivalent net interest income	$72,102	$79,888	$(7,786)	(10)%

Per common share data:

Basic:
Income from continuing operations	$0.28	$1.02	$(0.74)	(73)%
Net income	$0.06	$0.98	$(0.92)	(94)%

Diluted:
Income from continuing operations	$0.28	$1.02	$(0.74)	(73)%
Net income	$0.06	$0.98	$(0.92)	(94)%
Cash dividends declared	$0.40	$0.64	$(0.24)	(38)%
Book value	$13.60	$14.81	$(1.21)	(8)%

Common shares outstanding:
Weighted average shares – basic	11,303,226	11,191,475
Weighted average shares – diluted	11,333,920	11,239,856
Period end actual	11,333,874	11,249,075

Additional Data
(Dollars in thousands, except per share amounts)
(Unaudited)

	Years ended
	December 31,
	2005	2004
Performance ratios, annualized:
Return on average assets	0.10%	0.57%
Return on average common equity	0.43%	6.55%
Common dividend payout ratio	666.67%	65.31%
Net interest margin (tax-equivalent)	3.65%	3.90%
Efficiency ratio (1)	70.18%	60.41%
Asset quality data and ratio:
Net loan charge-offs	$47,487	$9,554
Net loan charge-offs to average loans (annualized)	4.27%	0.74%

(1)	Ratio excludes operations of discontinued subsidiary.

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	December 31,	December 31,
	2005	2004	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$47,258	$45,249	$2,009	4%
Federal funds sold	44,682	806	43,876	5,444%
Investment securities	833,448	766,515	66,933	9%
Loans held for sale	1,253	2,648	(1,395)	(53)%
Loans	992,321	1,252,405	(260,084)	(21)%
Less: Allowance for loan losses	20,231	39,186	(18,955)	(48)%

Loans, net	972,090	1,213,219	(241,129)	(20)%
Goodwill	37,369	37,369	—	—%
Other assets	86,292	90,523	(4,231)	(5)%

Total assets	$2,022,392	$2,156,329	$(133,937)	(6)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$284,958	$289,582	$(4,624)	(2)%
Savings, money market, and interest-bearing checking	755,229	789,550	(34,321)	(4)%
Certificates of deposit	677,074	739,817	(62,743)	(8)%

Total deposits	1,717,261	1,818,949	(101,688)	(6)%
Short-term borrowings	35,106	35,554	(448)	(1)%
Long-term borrowings	63,391	80,358	(16,967)	(21)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	18,175	20,479	(2,304)	(11)%

Total liabilities	1,850,635	1,972,042	(121,407)	(6)%

Shareholders’ equity:
Preferred equity	17,634	17,722	(88)	—%
Common equity and accumulated other
comprehensive income (loss)	154,123	166,565	(12,442)	(7)%

Total shareholders’ equity	171,757	184,287	(12,530)	(7)%

Total liabilities and shareholders’ equity	$2,022,392	$2,156,329	$(133,937)	(6)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	Three months ended
	December 31,
	2005	2004	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$43,640	$43,843	$(203)	—%
Federal funds sold	68,802	37,109	31,693	85%
Investment securities	853,287	768,179	85,108	11%
Loans held for sale	2,038	2,104	(66)	(3)%
Loans	1,001,627	1,256,997	(255,370)	(20)%
Less: Allowance for loan losses	20,738	31,518	(10,780)	(34)%

Loans, net	980,889	1,225,479	(244,590)	(20)%
Goodwill	37,369	37,369	—	—%
Other assets	90,518	84,234	6,284	7%

Total assets	$2,076,543	$2,198,317	$(121,774)	(6)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$276,472	$279,590	$(3,118)	(1)%
Savings, money market, and interest-bearing checking	771,566	837,608	(66,042)	(8)%
Certificates of deposit	718,283	740,956	(22,673)	(3)%

Total deposits	1,766,321	1,858,154	(91,833)	(5)%
Short-term borrowings	36,121	36,068	53	—%
Long-term borrowings	66,386	80,793	(14,407)	(18)%
Junior subordinated debentures issued to unconsolidated
subsidiary trust	16,702	16,702	—	—%
Other liabilities	18,314	16,409	1,905	12%

Total liabilities	1,903,844	2,008,126	(104,282)	(5)%

Shareholders’ equity:
Preferred equity	17,635	17,729	(94)	(1)%
Common equity and accumulated other
comprehensive income (loss)	155,064	172,462	(17,398)	(10)%

Total shareholders’ equity	172,699	190,191	(17,492)	(9)%

Total liabilities and shareholders’ equity	$2,076,543	$2,198,317	$(121,774)	(6)%

FINANCIAL INSTITUTIONS, INC. AND SUBSIDIARIES
Consolidated Average Statements of Financial Condition
(Dollars in thousands)
(Unaudited)

	Years ended
	December 31,
	2005	2004	$ Change	% Change
ASSETS
Cash, due from banks and interest-bearing deposits	$43,202	$44,162	$(960)	(2)%
Federal funds sold	42,841	35,170	7,671	22%
Investment securities	795,473	725,500	69,973	10%
Loans held for sale	24,312	2,978	21,334	716%
Loans	1,111,640	1,292,354	(180,714)	(14)%
Less: Allowance for loan losses	29,152	30,600	(1,448)	(5)%

Loans, net	1,082,488	1,261,754	(179,266)	(14)%
Goodwill	37,369	37,369	—	—%
Other assets	90,721	83,416	7,305	9%

Total assets	$2,116,406	$2,190,349	$(73,943)	(3)%

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Demand	$275,069	$267,721	$7,348	3%
Savings, money market, and interest-bearing checking	784,049	820,571	(36,522)	(4)%
Certificates of deposit	737,285	760,453	(23,168)	(3)%

Total deposits	1,796,403	1,848,745	(52,342)	(3)%
Short-term borrowings	33,543	40,156	(6,613)	(16)%
Long-term borrowings	73,597	83,527	(9,930)	(12)%
Junior subordinated debentures issued to
unconsolidated subsidiary trust	16,702	16,702	—	—%
Other liabilities	19,023	15,472	3,551	23%

Total liabilities	1,939,268	2,004,602	(65,334)	(3)%

Shareholders’ equity:
Preferred equity	17,658	17,733	(75)	—%
Common equity and accumulated other
comprehensive income (loss)	159,480	168,014	(8,534)	(5)%

Total shareholders’ equity	177,138	185,747	(8,609)	(5)%

Total liabilities and shareholders’ equity	$2,116,406	$2,190,349	$(73,943)	(3)%